250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274 Fax: (518) 745-1976

Arrow Reports 13.6% Net Income Increase, Double-Digit Loan Growth

•	Net income for the third quarter of 2016 increased 13.6% from a year ago to $6.7 million.

•	Third-quarter diluted earnings per share (EPS) rose 11.1% to $0.50.

•	Period-end total loans reached a record high of $1.7 billion, up 11.1% year over year.

•	Record highs also recorded for period-end total assets, total deposits and total equity.

•	Continued strong ratios for profitability, asset quality and capital.

GLENS FALLS, N.Y. (October 20, 2016) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and nine-month periods ended September 30, 2016. Net income for the third quarter of 2016 was $6.7 million, an increase of $805 thousand, or 13.6%, from net income of $5.9 million a year earlier. Diluted earnings per share (EPS) for the third quarter was $0.50, an increase of 11.1% from the 2015 comparable quarter, when diluted EPS was $0.45. Net income for the first nine months of 2016 was $19.9 million, an increase of $1.8 million, or 10.2%, over the 2015 period. For the same comparative period, diluted EPS increased 8.8% from $1.36 in 2015 to $1.48 in 2016.

Our annualized key profitability ratios continue to remain strong as measured by a return on average equity (ROE) of 11.93% and a return on average assets (ROA) of 1.07% for the first nine months of 2016, compared to our ratios of 11.73% and 1.05% for the same period in 2015. Historical share and per share amounts have been restated to reflect our 3% stock dividend distributed on September 29, 2016.

Arrow President and CEO Thomas J. Murphy stated, "Arrow finished the third quarter with strong results, building upon growth in the first half of the year. We again reached records for our loan portfolio, total assets, total deposits and total equity, as well as assets held under trust and investment management. Loans have been a key driver of our solid performance, as well as expansion into new markets with deposit and lending opportunities. Finally, Arrow was again recognized by Forbes as one of the 'Most Trustworthy Financial Companies' in the country – a distinction we are very proud of and have worked hard to earn. I thank our team for delivering these results and remaining committed to our customers, shareholders and community."

The following expands upon our third-quarter results:

Net Interest Income: In the third quarter of 2016, our net interest income, whether measured on a GAAP or non-GAAP (tax-equivalent) basis, increased modestly, compared to the third quarter of 2015, reflecting steady period-to-period growth in total assets including loans. Our net interest margin, again whether measured on a GAAP or non-GAAP basis, increased 1 basis point between the two quarters to 3.15% in 2016 from 3.14% in 2015.

Our net interest margin for the third quarter of 2016 decreased 8 basis points from the previous quarter; it decreased 4 basis points when adjusted for a previously disclosed second-quarter commercial loan payoff. The primary reason for the decrease was the yield on new loans and investments and some repricing downward as the cost of funds was repricing higher. Our net interest margin stabilized over recent periods due to a change in asset mix, with an increase in loans as a percentage of assets and an increase in demand deposits. Intermediate and long-term interest rates remain very low and we expect this low interest rate environment to persist in upcoming periods, which will likely continue to place increased downward pressure on our net interest margins.

Loan Growth: At September 30, 2016, our total loan balance increased $170.3 million from a year earlier to a record high of $1.7 billion. Over the nine-month period ended September 30, 2016, total loans grew $133.3 million, or 8.5%, with growth in all three of our major loan segments: commercial, consumer (primarily indirect automobile) and residential real estate.

During the first nine months of 2016, we experienced an increase of $59 million, or 12.7%, in our consumer loan portfolio, which reached a period-end balance of $524 million, exceeding the September 30, 2015, balance by $64.8 million, or 14.1%. This increase was primarily a result of growth in our indirect automobile lending program. In the third quarter, we originated $69.5 million in new loans for new and used automobiles. Additionally, total outstanding commercial loans increased 9.1% during the first nine months, reaching a balance of $532.1 million on September 30, 2016, up $55.5 million, or 11.6%, from September 30, 2015. Finally, our residential real estate loan portfolio increased by $29.5 million, or 4.8%, during the first nine months of 2016, with a balance at period end of $651 million. We originated approximately $36.7 million of residential real estate loans during the quarter, down $11.1 million from the comparable 2015 quarter.

Deposit Growth: At September 30, 2016, deposit balances reached $2.2 billion, an increase of $131.1 million, or 6.3%, from the prior-year level. The strategic expansion of our branch network in the Capital District in recent years has been effective in raising new deposits, as well as new loan opportunities. Noninterest-bearing demand deposits increased $33.8 million, or 9.7%, from the prior-year level, which has positively impacted net interest margin. Noninterest-bearing demand deposits represented 17.2% of total deposits at September 30, 2016, an increase from 16.7% as of September 30, 2015.

Assets Under Management and Related Noninterest Income: Assets under trust administration and investment management reached a record high at September 30, 2016. They were up $88.4 million, or 7.4%, from the total at September 30, 2015, primarily due to the performance of the equity markets. However, the related income from fiduciary activities between the respective nine-month periods decreased $53 thousand, primarily as a result of the timing of our periodic fee assessments.

Insurance Agency Operations: Insurance commission income for the first nine months of 2016 declined to $6.5 million, down 5.6% from $6.8 million during the same period in 2015. The decrease was directly attributable to the sale in October 2015 of one of our wholly-owned subsidiary insurance agencies, which specialized in servicing sports accident and health insurance needs of customers primarily located outside of New York State.

Asset Quality: Asset quality remained strong at September 30, 2016, as measured by our comparatively low levels of nonperforming assets and net charge-offs. Nonperforming assets at September 30, 2016, of $7.8 million were down by $2.2 million from the prior-year level and down $1.1 million from year-end 2015, despite in each case a substantial increase in total assets during each intervening period. Our nonperforming assets represented only 0.30% of total assets at period-end, versus 0.41% at September 30, 2015. Net loan losses expressed as an annualized percentage of average loans outstanding were just 0.07% for the three-month period ended September 30, 2016, compared to 0.09% for the same period a year ago.

Our allowance for loan losses was $17.0 million at September 30, 2016, which represented 0.99% of loans outstanding, 4 basis points below our ratio one year earlier and 3 basis points below our ratio at December 31, 2015. Our provision for loan losses for the third quarter of 2016 was $480 thousand, down $57 thousand from the provision for the comparable 2015 quarter. The decrease reflected a modest decline in the level of classified commercial loans between the periods. Our coverage ratio at period-end continued to reflect the strong quality of our loan portfolio.

Cash and Stock Dividends: We distributed a cash dividend of $0.243 per share to shareholders in the third quarter of 2016. The cash dividend was 3% higher than the cash dividend paid in the third quarter of 2015 when adjusted for our 3% stock dividend distributed on September 29, 2016.

Capital: Total stockholders’ equity was a record $229.2 million at period-end, up $18.1 million, or 8.6%, above the prior-year amount. Our capital grew over the period at a faster pace than total asset growth of 6.7%, and the capital ratios remained strong in 2016. At September 30, 2016, the Company's Capital Equity Tier 1 ratio was estimated to be 12.80% and the total risk-based capital ratio was estimated to be 14.99%. The capital ratios of the Company and both its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standards, which places us in the highest current regulatory category.

Peer Group: Many of our key operating ratios have consistently compared favorably to our peer group, defined as U.S. bank holding companies having $1 billion to $3 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is as of and for the six-month period ended June 30, 2016, in which our return on average equity (ROE) annualized was 11.95%, as compared to 8.47% for our peer group. As of September 30, 2016, our ratio of loans 90 days past due and accruing, plus nonaccrual loans to total loans was 0.40%, as compared to 0.84% for our peer group, while our annualized ratio of net loan losses of 0.05% was below the peer result of 0.07%.

Industry Recognition: Arrow Financial Corporation was again named one of "America's 50 Most Trustworthy Financial Companies" by Forbes, the fifth consecutive year we have received this recognition. Arrow was also recently recognized in Bank Director Magazine’s annual “Bank Performance Scorecard” as one of the top-performing banks in the country. We ranked 37th among the top 166 U.S. banks with $1 billion to $5 billion in assets, based on profitability, capitalization and asset quality, earning the highest ranking among its peers in New York State.

Both of the Company's two banking subsidiaries also maintained their 5-Star Superior Bank by BauerFinancial, Inc. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have each earned this designation for the past 38 and 30 quarters, respectively.

——————

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income - tax equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$15,833	$14,364	$46,565	$41,953
Interest on Deposits at Banks	34	13	100	60
Interest and Dividends on Investment Securities:
Fully Taxable	1,889	1,979	5,994	5,936
Exempt from Federal Taxes	1,526	1,475	4,486	4,279
Total Interest and Dividend Income	19,282	17,831	57,145	52,228
INTEREST EXPENSE
NOW Accounts	320	292	941	960
Savings Deposits	231	189	677	538
Time Deposits of $100,000 or More	128	89	313	267
Other Time Deposits	164	179	497	566
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	9	5	24	15
Federal Home Loan Bank Advances	390	353	1,013	804
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	163	146	487	432
Total Interest Expense	1,405	1,253	3,952	3,582
NET INTEREST INCOME	17,877	16,578	53,193	48,646
Provision for Loan Losses	480	537	1,550	882
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	17,397	16,041	51,643	47,764
NONINTEREST INCOME
Income From Fiduciary Activities	1,923	1,923	5,854	5,907
Fees for Other Services to Customers	2,491	2,331	7,144	6,904
Insurance Commissions	2,127	2,343	6,468	6,849
Net Gain on Securities Transactions	—	—	144	106
Net Gain on Sales of Loans	310	236	649	488
Other Operating Income	263	304	925	1,183
Total Noninterest Income	7,114	7,137	21,184	21,437
NONINTEREST EXPENSE
Salaries and Employee Benefits	8,693	8,699	25,223	24,577
Occupancy Expenses, Net	2,425	2,275	7,223	7,106
FDIC Assessments	217	297	844	873
Other Operating Expense	3,747	3,579	11,047	10,632
Total Noninterest Expense	15,082	14,850	44,337	43,188
INCOME BEFORE PROVISION FOR INCOME TAXES	9,429	8,328	28,490	26,013
Provision for Income Taxes	2,691	2,395	8,556	7,920
NET INCOME	$6,738	$5,933	$19,934	$18,093
Average Shares Outstanding [1]:
Basic	13,407	13,275	13,374	13,273
Diluted	13,497	13,317	13,439	13,314
Per Common Share:
Basic Earnings	$0.50	$0.45	$1.49	$1.36
Diluted Earnings	0.50	0.45	1.48	1.36
[1] Share and per share data have been restated for the September 29, 2016, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	September 30, 2016	December 31, 2015	September 30, 2015
ASSETS
Cash and Due From Banks	$66,556	$34,816	$43,870
Interest-Bearing Deposits at Banks	35,503	16,252	25,821
Investment Securities:
Available-for-Sale	339,190	402,309	397,559
Held-to-Maturity (Approximate Fair Value of $347,441 at September 30, 2016; $325,930 at December 31, 2015; and $324,009 at September 30, 2015)	338,238	320,611	317,480
Other Investments	5,371	8,839	5,143
Loans	1,707,216	1,573,952	1,536,925
Allowance for Loan Losses	(16,975)	(16,038)	(15,774)
Net Loans	1,690,241	1,557,914	1,521,151
Premises and Equipment, Net	26,718	27,440	28,186
Goodwill	21,873	21,873	22,003
Other Intangible Assets, Net	2,802	3,107	3,263
Other Assets	53,993	53,027	55,075
Total Assets	$2,580,485	$2,446,188	$2,419,551
LIABILITIES
Noninterest-Bearing Deposits	$381,760	$358,751	$347,963
NOW Accounts	993,221	887,317	971,252
Savings Deposits	629,201	594,538	568,022
Time Deposits of $100,000 or More	79,222	59,792	60,978
Other Time Deposits	129,783	130,025	133,836
Total Deposits	2,213,187	2,030,423	2,082,051
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	38,589	23,173	24,414
Federal Home Loan Bank Overnight Advances	—	82,000	—
Federal Home Loan Bank Term Advances	55,000	55,000	55,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	24,501	21,621	26,944
Total Liabilities	2,351,277	2,232,217	2,208,409
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,943,201 Shares Issued at September 30, 2016; 17,420,449 at December 31, 2015 and 17,420,776 at September 30, 2015)	17,943	17,421	17,421
Additional Paid-in Capital	269,680	250,680	249,931
Retained Earnings	25,400	32,139	28,791
Unallocated ESOP Shares (38,396 Shares at September 30, 2016; 55,275 Shares at December 31, 2015 and 55,185 Shares at September 30, 2015)	(750)	(1,100)	(1,100)
Accumulated Other Comprehensive Loss	(5,442)	(7,972)	(6,520)
Treasury Stock, at Cost (4,479,257 Shares at September 30, 2016; 4,426,072 Shares at December 31, 2015 and 4,460,654 Shares at September 30, 2015)	(77,623)	(77,197)	(77,381)
Total Stockholders’ Equity	229,208	213,971	211,142
Total Liabilities and Stockholders’ Equity	$2,580,485	$2,446,188	$2,419,551

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Net Income	6,738	6,647	6,549	6,569	5,933
Transactions Recorded in Net Income (Net of Tax):
Net Gain (Loss) on Securities Transactions	—	88	—	14	—

Share and Per Share Data:[1]
Period End Shares Outstanding	13,426	13,388	13,361	13,328	13,292
Basic Average Shares Outstanding	13,407	13,372	13,343	13,306	13,275
Diluted Average Shares Outstanding	13,497	13,429	13,379	13,368	13,317
Basic Earnings Per Share	$0.50	$0.50	$0.49	$0.49	$0.45
Diluted Earnings Per Share	0.50	0.49	0.49	0.49	0.45
Cash Dividend Per Share	0.243	0.243	0.243	0.243	0.238

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	21,635	22,195	21,166	44,603	17,788
Investment Securities	696,712	701,526	716,523	716,947	711,830
Loans	1,680,850	1,649,401	1,595,018	1,556,234	1,502,620
Deposits	2,063,832	2,082,449	2,069,964	2,075,825	1,970,738
Other Borrowed Funds	209,946	165,853	143,274	127,471	148,887
Shareholders’ Equity	228,048	223,234	218,307	213,219	209,334
Total Assets	2,528,124	2,496,795	2,456,431	2,442,964	2,356,121
Return on Average Assets, annualized	1.06%	1.07%	1.07%	1.07%	1.00%
Return on Average Equity, annualized	11.75%	11.98%	12.07%	12.22%	11.24%
Return on Tangible Equity, annualized [2]	13.18%	13.47%	13.62%	13.86%	12.79%
Average Earning Assets	2,399,197	2,373,122	2,332,707	2,317,784	2,232,238
Average Paying Liabilities	1,892,583	1,891,017	1,867,455	1,854,549	1,772,156
Interest Income, Tax-Equivalent[3]	20,403	20,343	19,745	19,619	18,924
Interest Expense	1,405	1,284	1,263	1,231	1,253
Net Interest Income, Tax-Equivalent[3]	18,998	19,059	18,482	18,388	17,671
Tax-Equivalent Adjustment[3]	1,121	1,106	1,119	1,109	1,093
Net Interest Margin, annualized [3]	3.15%	3.23%	3.19%	3.15%	3.14%

Efficiency Ratio Calculation: [4]
Noninterest Expense	15,082	14,884	14,370	14,242	14,850
Less: Intangible Asset Amortization	74	74	75	78	79
Net Noninterest Expense	15,008	14,810	14,295	14,164	14,771
Net Interest Income, Tax-Equivalent	18,998	19,059	18,482	18,388	17,671
Noninterest Income	7,114	7,194	6,875	6,687	7,137
Less: Net Securities (Gain) Loss	—	144	—	23	—
Net Gross Income	26,112	26,109	25,357	25,052	24,808
Efficiency Ratio	57.48%	56.72%	56.37%	56.54%	59.54%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	229,208	225,373	220,703	213,971	211,142
Book Value per Share [1]	17.07	16.83	16.52	16.05	15.88
Goodwill and Other Intangible Assets, net	24,675	24,758	24,872	24,980	25,266
Tangible Book Value per Share [1,2]	15.23	14.98	14.66	14.18	13.98

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.44%	9.37%	9.36%	9.25%	9.40%
Common Equity Tier 1 Capital Ratio	12.80%	12.74%	12.84%	12.82%	12.66%
Tier 1 Risk-Based Capital Ratio	13.98%	13.95%	14.08%	14.08%	13.93%
Total Risk-Based Capital Ratio	14.99%	14.96%	15.09%	15.09%	14.94%

Assets Under Trust Administration and Investment Management	$1,284,051	$1,250,770	$1,231,237	$1,232,890	$1,195,629

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 29, 2016, 3% stock dividend.

2.
Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
	Total Stockholders' Equity (GAAP)	229,208	225,373	220,703	213,971	211,142
	Less: Goodwill and Other Intangible assets, net	24,675	24,758	24,872	24,980	25,266
	Tangible Equity (Non-GAAP)	$204,533	$200,615	$195,831	$188,991	$185,876

	Period End Shares Outstanding	13,426	13,388	13,361	13,328	13,292
	Tangible Book Value per Share (Non-GAAP)	$15.23	$14.98	$14.66	$14.18	$13.98

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
	Net Interest Income (GAAP)	17,877	17,953	17,363	17,279	16,578
	Add: Tax-Equivalent adjustment (Non-GAAP)	1,121	1,106	1,119	1,109	1,093
	Net Interest Income - Tax Equivalent (Non-GAAP)	$18,998	$19,059	$18,482	$18,388	$17,671
	Average Earning Assets	2,399,197	2,373,122	2,332,707	2,317,784	2,232,238
	Net Interest Margin (Non-GAAP)*	3.15%	3.23%	3.19%	3.15%	3.14%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The September 30, 2016 CET1 ratio listed in the tables (i.e., 12.80%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
	Total Risk Weighted Assets	1,690,646	1,662,381	1,617,957	1,590,129	1,574,704
	Common Equity Tier 1 Capital	216,382	211,801	207,777	203,848	199,377
	Common Equity Tier 1 Ratio	12.80%	12.74%	12.84%	12.82%	12.66%

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	09/30/2016	12/31/2015	9/30/2015
Loan Portfolio
Commercial Loans	$103,054	$102,587	$102,889
Commercial Real Estate Loans	429,011	384,939	373,672
Subtotal Commercial Loan Portfolio	532,065	487,526	476,561
Consumer Loans	523,703	464,523	458,920
Residential Real Estate Loans	651,448	621,903	601,444
Total Loans	$1,707,216	$1,573,952	$1,536,925
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$16,798	$15,774	$15,574
Loans Charged-off	367	271	380
Less Recoveries of Loans Previously Charged-off	64	70	43
Net Loans Charged-off	303	201	337
Provision for Loan Losses	480	465	537
Allowance for Loan Losses, End of Quarter	$16,975	$16,038	$15,774
Nonperforming Assets
Nonaccrual Loans	$6,107	$6,433	$7,791
Loans Past Due 90 or More Days and Accruing	548	187	963
Loans Restructured and in Compliance with Modified Terms	107	286	307
Total Nonperforming Loans	6,762	6,906	9,061
Repossessed Assets	149	140	61
Other Real Estate Owned	868	1,878	841
Total Nonperforming Assets	$7,779	$8,924	$9,963
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.07%	0.05%	0.09%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.11%	0.12%	0.14%
Allowance for Loan Losses to Period-End Loans	0.99%	1.02%	1.03%
Allowance for Loan Losses to Period-End Nonperforming Loans	251.04%	232.23%	174.09%
Nonperforming Loans to Period-End Loans	0.40%	0.44%	0.59%
Nonperforming Assets to Period-End Assets	0.30%	0.36%	0.41%
Nine-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$16,038		$15,570
Loans Charged-off	784		835
Less Recoveries of Loans Previously Charged-off	171		157
Net Loans Charged-off	613		678
Provision for Loan Losses	1,550		882
Allowance for Loan Losses, End of Period	$16,975		$15,774
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.05%		0.06%
Provision for Loan Losses to Average Loans, Annualized	0.13		0.08